Exhibit 99.1

News Release

Media Contact:	Doug Kline Sempra Energy (877) 866-2066 www.sempra.com

Financial Contacts:	Dennis Arriola/Karen Sedgwick Sempra Energy (877) 736-7727

SEMPRA ENERGY REPORTS
SECOND-QUARTER 2005 EARNINGS

  Company Increases 2005 Earnings-Per-Share Guidance to $3.20 to $3.40

  Construction to Commence on Louisiana LNG Receipt Terminal

SAN DIEGO, Aug. 2, 2005 - Sempra Energy today reported unaudited second-quarter 2005 earnings of $121 million, or $0.48 per diluted share, compared with $121 million, or $0.52 per diluted share, in the second quarter 2004.

For the first six months of 2005, Sempra Energy's earnings were $344 million, or $1.40 per diluted share, up approximately 8 percent from $318 million, or $1.37 per diluted share, during the same period last year. Earnings per share in 2005 have been affected by a greater number of shares outstanding.

Sempra Energy today also increased its 2005 earnings-per-share guidance to a range of $3.20 to $3.40 from a range of $3.10 to $3.30. The increase is based on expected earnings improvements primarily at the company's utility and commodities businesses during the second half of the year.

"We are pleased with our second-quarter performance and expect improved results from our California utilities, Sempra Commodities and other businesses over the next two quarters to meet our increased earnings guidance for the year," said Stephen L. Baum, chairman and chief executive officer of Sempra Energy. "In addition to our reported earnings, at the end of the second quarter, our commodities group had approximately $50 million of unrecognized mark-to-market, after-tax profits, most of which will be recognized as GAAP net income by the end of this year. Also, during the second half of the year, our California utilities' net income should benefit from approximately $55 million in expected performance-based-ratemaking incentives and a pending settlement with the California Independent System Operator."

Revenues for Sempra Energy were $2.3 billion in the second quarter 2005, compared with $2 billion in the year-ago quarter, due primarily to higher natural gas commodity prices at the California utilities and increased power and natural gas sales by other Sempra Energy businesses.

OPERATING HIGHLIGHTS

Sempra Utilities

Net income for Southern California Gas Co. rose to $58 million during the second quarter 2005 from $50 million in the year-earlier period, due primarily to lower operating expenses.

Net income for San Diego Gas & Electric (SDG&E) in the second quarter 2005 was $29 million, compared with $30 million in last year's second quarter, as a result of reduced revenues and higher operating costs attributable to the company's share of the San Onofre Nuclear Generating Station.

Baum said that, during the final half of the year, the utilities expect approval by the California Public Utilities Commission of performance-based-ratemaking incentive awards for demand-side-management programs, resulting in approximately $30 million in net income. Also in the second half of the year, SDG&E expects to benefit from the favorable settlement of a dispute with the California Independent System Operator over grid-management charges, resulting in approximately $25 million in net income.

Sempra Commodities

Sempra Commodities recorded $26 million in net income during the second quarter 2005, compared with $46 million during the year-ago period. At the end of the second quarter, Sempra Commodities had significant inventories of natural gas and oil that had been sold for future delivery. The company expects most of the approximately $50 million in after-tax profits from these transactions to be recognized before the end of 2005.

Sempra Generation

Sempra Generation's second-quarter net income increased to $27 million in 2005 from $19 million last year. The company benefited from increased power sales from its Texas generating facilities, including the Coleto Creek power plant, which was acquired in July 2004. Second-quarter 2004 results included a provision for litigation expense. Last week, Sempra Generation completed its acquisition of Reliant Energy's 50-percent interest in the 480-megawatt El Dorado Energy power plant in Boulder City, Nev. Sempra Generation now owns the entire plant.

Sempra Pipelines & Storage

Net income for Sempra Pipelines & Storage in the second quarter 2005 was $16 million, compared with $17 million in the year-ago quarter. During the quarter, Sempra Pipelines & Storage recorded a $3 million gain from the sale of a 25-percent ownership interest in its Liberty Gas Storage, a natural gas storage facility under development in Louisiana. In last year's second quarter, the company benefited from $5 million in net income from the sale of a portion of the common stock in its jointly owned Peruvian utility, Luz del Sur.

Sempra LNG

Sempra LNG reported a net loss of $5 million in the second quarter 2005, compared with a net loss of $2 million in the second quarter 2004.

Yesterday, Sempra LNG announced that it had executed a 20-year agreement to provide Eni S.p.A. with approximately 40 percent, or 600 million cubic feet per day, of the capacity of Sempra LNG's Cameron liquefied natural gas (LNG) receipt terminal under development near Lake Charles, La. The terminal is expected to begin operations in 2008.

"With the Eni agreement finalized and additional commercial negotiations underway, we will commence construction on the Cameron LNG terminal this quarter," said Baum. "Construction on our Mexico terminal, Energia Costa Azul, is progressing and it will be the first LNG receipt terminal on the West Coast of North America."

Internet Broadcast

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. EDT with key company executives. Access is available by logging onto the Web site at www.sempra.com. For those unable to log onto the live Webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (706) 645-9291 and entering the passcode 7177131.

Sempra Energy (NYSE: SRE), based in San Diego, is a Fortune 500 energy services holding company with 2004 revenues of $9.4 billion. The Sempra Energy companies' 13,000 employees serve more than 29 million consumers in the United States, Europe, Canada, Mexico, South America and Asia.

Income-statement information by business unit is available on Sempra Energy's Web site at http://www.sempra.com/downloads/2Q2005_Table_F.pdf.

###

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When the company uses words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "would," "should" or similar expressions, or when the company discusses its strategy or plans, the company is making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, the California State Legislature, the California Department of Water Resources, the Federal Energy Regulatory Commission and other regulatory bodies in the United States and other countries; capital markets conditions, inflation rates, interest rates and exchange rates; energy and trading markets, including the timing and extent of changes in commodity prices; the availability of natural gas; weather conditions and conservation efforts; war and terrorist attacks; business, regulatory, environmental, and legal decisions and requirements; the status of deregulation of retail natural gas and electricity delivery; the timing and success of business development efforts; the resolution of litigation; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the company. These risks and uncertainties are further discussed in the company's reports filed with the Securities and Exchange Commission that are available through the EDGAR system without charge at its Web site, www.sec.gov and on the company's Web site, www.sempra.com.

Sempra LNG and Sempra Pipelines & Storage are not the same companies as the utilities, SDG&E or SoCalGas, and are not regulated by the California Public Utilities Commission. Sempra Energy Trading, doing business as Sempra Commodities, and Sempra Generation are not the same companies as the utilities, SDG&E or SoCalGas, and the California Public Utilities Commission does not regulate the terms of their products and services.

SEMPRA ENERGY
Table A

STATEMENTS OF CONSOLIDATED INCOME (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,

(Dollars in millions, except per share amounts)	2005	2004	2005	2004

Operating revenues
California utilities:
Natural gas	$ 1,055	$ 947	$ 2,488	$ 2,280
Electric	406	420	800	801
Other	811	629	1,676	1,275

Total operating revenues	2,272	1,996	4,964	4,356

Operating expenses
California utilities:
Cost of natural gas	600	482	1,513	1,306
Cost of electric fuel and purchased power	146	155	291	282
Other cost of sales	560	375	1,144	702
Other operating expenses	534	546	1,076	1,067
Depreciation and amortization	163	165	324	330
Franchise fees and other taxes	56	53	124	117

Total operating expenses	2,059	1,776	4,472	3,804

Operating income	213	220	492	552

Other income, net	9	13	26	18
Interest income	12	10	23	33
Interest expense	(72)	(80)	(146)	(160)
Preferred dividends of subsidiaries	(3)	(3)	(5)	(5)

Income from continuing operations before income taxes	159	160	390	438
Income tax expense	36	31	44	88

Income from continuing operations	123	129	346	350
Loss from discontinued operations, net of tax	-	(6)	-	(30)
Loss on disposal of discontinued operations, net of tax	(2)	(2)	(2)	(2)

Net income	$ 121	$ 121	$ 344	$ 318

Basic earnings per share:
Income from continuing operations	$ 0.51	$ 0.56	$ 1.45	$ 1.53
Discontinued operations, net of tax	(0.01)	(0.04)	(0.01)	(0.14)

Net income	$ 0.50	$ 0.52	$ 1.44	$ 1.39

Weighted-average number of shares outstanding (thousands)	243,898	230,432	238,448	229,245

Diluted earnings per share:
Income from continuing operations	$ 0.49	$ 0.55	$ 1.41	$ 1.51
Discontinued operations, net of tax	(0.01)	(0.03)	(0.01)	(0.14)

Net income	$ 0.48	$ 0.52	$ 1.40	$ 1.37

Weighted-average number of shares outstanding (thousands)	250,073	234,312	245,772	232,738

Dividends declared per share of common stock	$ 0.29	$ 0.25	$ 0.58	$ 0.50

SEMPRA ENERGY
Table B

CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
(Dollars in millions)	2005	2004

Assets
Current assets:
Cash and cash equivalents	$ 726	$ 419
Short-term investments	12	15
Accounts receivable	768	1,032
Due from unconsolidated affiliate	4	4
Deferred income taxes	62	15
Interest receivable	22	80
Trading-related receivables and deposits, net	2,327	2,606
Derivative trading instruments	3,126	2,339
Commodities owned	1,531	1,547
Regulatory assets arising from fixed-price contracts and other derivatives	132	152
Other regulatory assets	108	103
Inventories	101	172
Other	172	222

Current assets of continuing operations	9,091	8,706
Current assets of discontinued operations	58	70

Total current assets	9,149	8,776

Investments and other assets:
Due from unconsolidated affiliates	27	42
Regulatory assets arising from fixed-price contracts and other derivatives	438	500
Other regulatory assets	577	619
Nuclear decommissioning trusts	617	612
Investments	1,109	1,164
Sundry	854	844

Total investments and other assets	3,622	3,781

Property, plant and equipment, net	11,434	11,086

Total assets	$ 24,205	$ 23,643

Liabilities and Shareholders' Equity
Current liabilities:
Short-term debt	$ 251	$ 405
Accounts payable	796	1,126
Due to unconsolidated affiliates (mandatorily redeemable preferred securities)	-	205
Income taxes payable	97	187
Trading-related payables	2,946	3,182
Derivative trading instruments	2,376	1,484
Commodities sold with agreement to repurchase	181	513
Dividends and interest payable	136	123
Regulatory balancing accounts, net	577	509
Fixed-price contracts and other derivatives	135	157
Current portion of long-term debt	401	398
Other	863	776

Current liabilities of continuing operations	8,759	9,065
Current liabilities of discontinued operations	6	17

Total current liabilities	8,765	9,082

Long-term debt	4,369	4,192

Deferred credits and other liabilities:
Due to unconsolidated affiliates	162	162
Customer advances for construction	95	97
Postretirement benefits other than pensions	125	129
Deferred income taxes	361	420
Deferred investment tax credits	76	78
Regulatory liabilities arising from cost of removal obligations	2,416	2,359
Regulatory liabilities arising from asset retirement obligations	330	333
Other regulatory liabilities	63	67
Fixed-price contracts and other derivatives	438	500
Asset retirement obligations	332	326
Deferred credits and other	847	854

Total deferred credits and other liabilities	5,245	5,325

Preferred stock of subsidiaries	179	179

Shareholders' equity	5,647	4,865

Total liabilities and shareholders' equity	$ 24,205	$ 23,643

SEMPRA ENERGY
Table C

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (Unaudited)

	Six months ended
	June 30,

(Dollars in millions)	2005	2004

Cash Flows from Operating Activities:
Net income	$ 344	$ 318
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of tax	-	30
Loss on disposal of discontinued operations, net of tax	2	2
Depreciation and amortization	324	330
Deferred income taxes and investment tax credits	(59)	(12)
Other	21	49
Net changes in other working capital components	(65)	34
Changes in other assets	(1)	(61)
Changes in other liabilities	(1)	8

Net cash provided by continuing operations	565	698
Net cash used in discontinued operations	-	(30)

Net cash provided by operating activities	565	668

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(585)	(498)
Proceeds from sale of assets	8	363	(1)
Proceeds from disposal of discontinued operations	-	112
Investments in subsidiaries	(6)	(13)
Dividends received from affiliates	43	47
Other	6	9

Net cash provided by (used in) investing activities	(534)	20

Cash Flows from Financing Activities:
Common dividends paid	(119)	(96)
Issuances of common stock	666	60
Repurchases of common stock	(95)	(5)
Issuances of long-term debt	250	896
Redemption of mandatorily redeemable preferred securities	(200)	-
Payments on long-term debt	(69)	(877)
Increase (decrease) in short-term debt, net	(154)	63
Other	(3)	(3)

Net cash provided by financing activities	276	38

Increase in cash and cash equivalents	307	726
Cash and cash equivalents, January 1	419	409

Cash and cash equivalents, June 30	$ 726	$ 1,135

(1)	Proceeds from the sale of U.S. Treasury obligations which previously securitized the Mesquite synthetic lease.

SEMPRA ENERGY
Table D

BUSINESS UNIT EARNINGS AND CAPITAL EXPENDITURES & INVESTMENTS (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,

(Dollars in millions)	2005	2004	2005	2004

Net Income
California Utilities:
San Diego Gas & Electric	$ 29	$ 30	$ 88	$ 80
Southern California Gas	58	50	127	106

Total California Utilities	87	80	215	186

Sempra Global:
Sempra Commodities	26	46	55	103
Sempra Generation	27	19	73	54
Sempra Pipelines & Storage	16	17	29	28
Sempra LNG	(5)	(2)	(10)	4

Total Sempra Global	64	80	147	189

Sempra Financial	7	6	11	16

Parent & Other	(35)	(37)	(27)	(41)

Continuing Operations	123	129	346	350

Discontinued Operations (1)	(2)	(8)	(2)	(32)

Consolidated Net Income	$ 121	$ 121	$ 344	$ 318

(1)	Reflects Atlantic Electric & Gas.

	Three months ended		Six months ended
	June 30,		June 30,

(Dollars in millions)	2005	2004	2005	2004

Capital Expenditures and Investments
California Utilities:
San Diego Gas & Electric	$ 102	$ 112	$ 196	$ 181
Southern California Gas	83	82	146	144

Total California Utilities	185	194	342	325

Sempra Global:
Sempra Generation	45	34	94	48
Sempra Commodities	16	36	29	82
Sempra Pipelines & Storage	3	11	7	16
Sempra LNG	68	-	113	22

Total Sempra Global	132	81	243	168

Parent & Other	4	10	6	18

Consolidated Capital Expenditures and Investments	$ 321	$ 285	$ 591	$ 511

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,

CALIFORNIA UTILITIES	2005	2004	2005	2004

Revenues (Dollars in millions)
SDG&E (excludes intercompany sales)	$ 535	$ 529	$ 1,151	$ 1,104
SoCalGas (excludes intercompany sales)	$ 926	$ 838	$ 2,137	$ 1,977

Gas Sales (Bcf)	86	81	223	221
Transportation and Exchange (Bcf)	117	128	239	249

Total Deliveries (Bcf)	203	209	462	470

Total Gas Customers (Thousands)			6,335	6,251

Electric Sales (Millions of kWhs)	3,782	3,747	7,688	7,559
Direct Access (Millions of kWhs)	808	929	1,628	1,658

Total Deliveries (Millions of kWhs)	4,590	4,676	9,316	9,217

Total Electric Customers (Thousands)			1,327	1,306

SEMPRA GENERATION

Power Sold (Millions of kWhs)	5,010	3,884	10,649	8,361

SEMPRA PIPELINES & STORAGE
(Represents 100% of these subsidiaries, although only the Mexican subsidiaries are 100% owned by Sempra Energy).

Natural Gas Sales (Bcf)
Argentina	71	62	122	113
Mexico	11	10	21	20
Chile	-	-	1	1
Natural Gas Customers (Thousands)
Argentina			1,473	1,429
Mexico			98	103
Chile			38	37
Electric Sales (Millions of kWhs)
Peru	1,075	1,016	2,127	2,023
Chile	508	502	1,241	1,010
Electric Customers (Thousands)
Peru			757	740
Chile			516	502

SEMPRA ENERGY
Table E (Continued)

SEMPRA COMMODITIES

	Three months ended			Six months ended
	June 30,			June 30,

Margin * (Dollars in millions)	2005	2004		2005	2004

Geographical:
North America	$ 169	$ 147		$ 294	$ 267
Europe/Asia	(35)	36		(6)	120

Total	$ 134	$ 183		$ 288	$ 387

Product Line:
Gas	$ 16	$ 52		$ 1	$ 94
Power	82	9		124	54
Oil - Crude & Products	(9)	49		71	91
Metals	25	51		39	109
Other	20	22		53	39

Total	$ 134	$ 183		$ 288	$ 387

* Margin consists of net revenues less related costs (primarily brokerage, transportation and storage) plus or minus net interest expense/income.

	Three months ended			Six months ended
	June 30,			June 30,

Effect of EITF 02-03 (Dollars in millions)	2005	2004		2005	2004

Mark-to-Market Earnings **	$ 77	$ 44		$ 129	$ 99
Effect of EITF 02-03 ***	(51)	2		(74)	4

GAAP Net Income	$ 26	$ 46		$ 55	$ 103

** Represents the fair market value of all commodities transactions. This metric is a useful measurement of profitability because it simultaneously recognizes changes in the various components of transactions and reflects how the business is managed.

*** Consists of the income statement effect of not recognizing changes in the fair market value of certain physical inventories and capacity contracts for transportation and storage.

	Fair
	Market Value
	June 30,	Scheduled Maturity (in months)

Net Unrealized Revenue (Dollars in millions)	2005	0 - 12	13 - 24	25 - 36	> 36

Sources of Over-the-Counter (OTC) Fair Value:
Prices actively quoted	$ 718	$ 659	$ (89)	$ 61	$ 87
Prices provided by other external sources	25	(5)	1	-	29
Prices based on models and other valuation methods	(7)	5	-	-	(12)

Total OTC Fair Value (1)	$ 736	$ 659	$ (88)	$ 61	$ 104

Maturity of OTC Fair Value

Percentage	100.0%	89.6%	(12.0%)	8.3%	14.1%
Cumulative Percentages		89.6%	77.6%	85.9%	100.0%

Exchange Contracts (2)	$ 166	$ 258	$ 25	$ (70)	$ (47)

Total Net Unrealized Revenue at June 30, 2005	$ 902

(1) The present value of unrealized revenue to be received or (paid) from outstanding OTC contracts
(2) Cash received or (paid) associated with open Exchange Contracts

	June 30,	December 31,
Credit Quality of Unrealized Trading Assets (net of margin)	2005	2004

Commodity Exchanges	15%	10%
Investment Grade	70%	66%
Below Investment Grade	15%	24%

	Three months ended			Six months ended
	June 30,			June 30,

Risk Adjusted Performance Indicators (Mark-to-Market Basis)	2005	2004		2005	2004

VaR at 95% (Dollars in millions) (1)	$ 9.6	$ 6.4		$ 9.1	$ 6.1
VaR at 99% (Dollars in millions) (2)	$ 13.6	$ 9.0		$ 12.8	$ 8.5
Risk Adjusted Return on Capital (RAROC) (3)	35%	33%		36%	37%

(1) Average Daily Value-at-Risk for the period using a 95% confidence level
(2) Average Daily Value-at-Risk for the period using a 99% confidence level
(3) Average Daily Trading Margin/Average Daily VaR at 95% confidence level

Physical Statistics

Natural Gas (BCF/Day)	10.6	12.8		11.4	13.3
Electric (Billions of kWhs)	57.3	79.2		165.1	175.8
Oil & Liquid Products (Millions Bbls/Day)	2.0	1.7		2.0	1.9